Exhibit 99.1

In Light of Dynamic COVID-19 Developments, GWG Holdings, Inc. Expresses Confidence in the Company’s Portfolio of Assets and its Ability to Continue Operations with a Focus on Providing Consistent and Reliable Service

DALLAS – March 18, 2020 – GWG Holdings, Inc. (Nasdaq: GWGH), a financial services holding company committed to transforming the alternative asset industry through innovative liquidity products and related services for the owners of illiquid alternative investments, expressed its confidence in the strength of the company’s portfolio of investments that support the L Bonds and Redeemable Preferred Stock it has sold to investors across the U.S. for more than 10 years.

As COVID-19 continues to impact everyday life, GWGH and its subsidiary, The Beneficient Company Group, L.P. (Ben), are prioritizing the continuity of their operations, the health and safety of their employees, and their commitment to their business partners and investors.

“While public markets have been increasingly volatile, we believe our L Bonds and Redeemable Preferred Stock continue to be a valuable addition to an investor portfolio, particularly in the current economic climate,” said GWGH Chief Executive Officer Murray Holland. “Our L Bonds and Redeemable Preferred Stock are not publicly traded, so investors aren’t exposed to daily volatility in the price of their investment, and they are structured to provide regular, fixed interest or dividend payments, as well as repayment of principal upon maturity for L Bonds, or the investor’s original investment returned upon redemption of the Redeemable Preferred Stock.”

As of September 30, 2019, the date of the last 10-Q filed by GWGH with the SEC, GWG Life, a wholly-owned subsidiary of GWGH, owned a $2.06 billion face value portfolio of life insurance policies. Life settlement mortality performance is not correlated to public or private market performance or any other asset. The GWG Life portfolio of 1,174 policies represented insured individuals who had an average age of 82 years and contained policies of 84 high-quality insurance carriers with over 95.8 percent of the face value of benefits issued by insurers having an investment-grade rating (BBB or better) by Standard & Poor’s.

The Beneficient Company Group, L.P. (Ben) loan portfolio diversification may help to provide stability to the portfolio during current market conditions.

As of September 30, 2019, Ben’s loan portfolio had exposure to 124 professionally managed alternative investment funds, comprised of 390 underlying investments. And, approximately 97 percent of Ben’s loan was backed by investments in private companies. Ben’s loan portfolio diversification spans across these industry sectors:

Ben’s loan portfolio had little exposure to companies in the leisure, travel or gaming industries or firms engaged in oil and gas exploration, production, storage and transportation. Also, healthcare investments – both in Healthcare Equipment & Services, and Pharma, Biotech & Life Sciences – represented approximately 50 percent of the Ben loan portfolio. Given a health-related crisis such as the COVID-19 pandemic, some of these companies may see increased demand for their products and services as a result of this crisis.

It is important to note, however, we cannot give any assurances that the consequences of this crisis will not adversely affect the value of Ben’s loan portfolio, particularly given the rapidly changing nature of the crisis, the companies and industries most impacted, and related governmental responses.

“While the impact of a long-term significant global market downturn on our company and portfolio is somewhat unpredictable, we believe our portfolio of life insurance policies in conjunction with Ben’s diversified loan portfolio positions us to withstand periods of volatility and negative performance in the stock and bond markets,” said Brad Heppner, the GWGH and Ben Chairman of the Board and Ben’s Chief Executive Officer.

GWGH plans to release its financial and operating results for the full-year and fourth quarter of 2019 later this month and will host a webcast/conference call to discuss those results following the release.

Forward-Looking Statements

Certain matters discussed in this release contain forward-looking statements. These forward-looking statements reflect our current expectations and projections about future events and are subject to risks, uncertainties and assumptions about our operations and the investments we make, including, among other things, factors discussed under the heading “Risk Factors” in our filings with the SEC.

The words “believe,” “could,” “possibly,” “probably,” “anticipate,” “estimate,” “project,” “expect,” “may,” “will,” “should,” “seek,” “intend,” “plan,” “expect,” or “consider” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from such statements. Such risks and uncertainties include, but are not limited to, the valuation of assets reflected on our financial statements, including the fair value of Ben’s assets and liabilities which were consolidated as a result of the transactions with Ben on December 31, 2019, and the other factors described in the Risk Factors sections of our SEC reports.

About GWG Holdings, Inc.

GWG Holdings, Inc. (Nasdaq: GWGH), a financial services holding company committed to transforming the alternative asset industry through innovative liquidity products and related services for the owners of illiquid alternative investments, is the parent company of GWG Life which owns a portfolio of $2.06 billion in face value of life insurance policy benefits as of September 30, 2019. GWGH has executed a series of strategic transactions with The Beneficient Company Group, L.P., a financial services company providing proprietary liquidity solutions to owners of alternative assets, resulting in the closer alignment of the two companies.

For more information about GWG Holdings, email info@gwgh.com or visit www.gwgh.com.

Media Contact:

Dan Callahan

Director of Communication (612) 787-5744 dcallahan@gwgh.com